Exhibit 99.1

ANALOGIC CORPORATION
8 CENTENNIAL DRIVE
PEABODY, MA 01960
NEWS RELEASE

FOR IMMEDIATE WORLDWIDE RELEASE
For Further Information, Contact:
John J. Millerick
Senior Vice President & CFO
(978) 326-4000

Paul M. Roberts
Director of Communications
(978) 326-4213
proberts@analogic.com

Analogic Corporation Announces Results for Its Second Quarter

PEABODY, MA (March 6, 2008) – Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high-precision health and security imaging equipment, today announced results for its second quarter ended January 31, 2008.
Highlights of the quarter and recent events include:

•	Revenues – $99,400,000, up $11,042,000, or 12%, over the prior second quarter

•	Net Income (GAAP) – $7,147,000, up 32% over the prior second quarter

•	EPS (GAAP) – $0.54 per diluted share, up 38% over the prior second quarter

•	Medical Technology Products segment demonstrated strong growth of sales and profits

•	Security Technology Products segment improved profitability on a slight decrease in revenue

•	Major customer launched 320-slice Computed Tomography (CT) system using Analogic’s Data Acquisition Systems (DASs)

•	Siemens and Philips launched new full-field digital mammography systems incorporating Anrad’s Selenium-based, flat-panel digital detectors

•	Subsequent to the end of the quarter, the Company announced that it had:

•	Entered into an agreement to acquire Copley Controls Corporation, a leading Original Equipment Manufacturer (OEM) supplier of gradient amplifiers for Magnetic Resonance Imaging (MRI) and precision motion control systems

•	Signed a new teaming agreement with L-3 Communications, awarding L-3 worldwide rights to sell KING

COBRA® and XLB™1100 automatic Explosives Detection Systems (EDSs) for air carrier baggage applications

Revenues for the second quarter ended January 31, 2008, were $99,400,000, compared with the prior year’s second quarter revenues of $88,358,000, an increase of $11,042,000, or 12%. On a GAAP basis, net income for the second quarter was $7,147,000, or $0.54 per diluted share, compared with a net income of $5,420,000, or $0.39 per diluted share, for the prior year’s second quarter.

On a non-GAAP basis, net income for the second quarter ended January 31, 2008, was $7,831,000, or $0.59 per diluted share, compared to a net income of $6,449,000, or $0.46 per diluted share, for the prior year’s second quarter.

Revenues for the six months ended January 31, 2008, were $193,601,000, compared with the prior year’s first six-month revenues of $163,960,000, an increase of $29,641,000, or 18%. On a GAAP basis, net income for the six months ended January 31, 2008, was $13,535,000, or $1.02 per diluted share, compared with a net income of $60,000, or $0.00 per diluted share, for the prior year’s first six months. The six months ended January 31, 2007, included pre-tax asset impairment charges of $9,705,000 associated with the Company’s digital radiography systems business.

On a non-GAAP basis, net income for the six months ended January 31, 2008, was $14,890,000, or $1.12 per diluted share, compared to a net income of $8,065,000, or $0.58 per diluted share, for the prior year’s first six months.
Non-GAAP net income and other non-GAAP financial measures exclude the impact of certain items. A description of these non-GAAP financial measures and a reconciliation of all GAAP to non-GAAP financial measures are presented in the financial tables at the end of this news release.

President and CEO Jim Green said, “Our medical business continued to show strong growth in the second quarter. Medical technology revenues were up 16% over the prior second quarter, and up 9% from the first quarter of fiscal year 2008. Security technology revenues were down 7% from a year earlier due primarily to a decline in engineering revenues, but security pre-tax income was $1,384,000, compared to a loss of $242,000 a year earlier. We have made substantial progress bringing our cost structure in line with our security business revenues.”

Medical imaging revenues for the second quarter were $53,620,000, up more than 15% over the prior year’s second quarter. The growth was primarily due to an increased demand for the Company’s advanced subsystems for CT, including multislice DASs and Data Management Systems (DMSs), which integrate DASs with X-ray detectors. Revenues for patient monitors and OEM ultrasound probes and transducers were also up relative to last year’s second quarter. Revenues from power systems for MRI were flat, and Medical CT revenues were down due to a short-term delay in supplier shipments. Digital Radiography revenues were $5,767,000, up from $3,967,000 in the prior second quarter, due in part to initial ramp up of flat-panel digital mammography detectors by our Anrad subsidiary. Revenues for our B-K Medical subsidiary, specializing in clinical ultrasound, were $24,698,000, up over the prior year due primarily to changes in foreign exchange rates.

Security technology revenues for the quarter were $12,875,000, down slightly from a year earlier. During the quarter, the Company shipped 18 EXplosive Assessment Computed Tomography (EXACT®) systems to L-3 Communications, the same quantity shipped during the second quarter of fiscal 2007. The slight decrease in revenues was due to a decline in engineering revenues. Just after the close of the quarter, Analogic announced that it had received a $15 million order from L-3 for EXACT systems to begin shipping in June 2008.

Green added that the recent agreement to acquire Copley Controls Corporation, a leading OEM supplier of gradient amplifiers for MRI systems and of precision motion control systems, announced after the close of the quarter, was another major step forward for the Company. “The addition of Copley Controls will strongly complement our core medical business. With Copley’s leading-edge technology in high-field gradient amplifiers, we will be able to expand our product offerings to our OEM customers, better address some significant emerging MRI opportunities in Asia, and further enhance our position as a leading OEM supplier of high-value medical imaging subsystems.”

Optimistic regarding continuing growth, Green noted that at the annual Radiological Society of North America (RSNA) meeting in November 2007 both Siemens and Philips introduced top-of-the-line full-field digital mammography systems that incorporate Anrad’s advanced digital flat-panel detectors. “We expect that production of these major new systems will ramp up over the next several quarters. Their introduction should generate significant growth in digital mammography and in the demand for Anrad’s proprietary amorphous-Selenium-based digital mammography detectors over the next several years.”

Green added, “We expect our COBRA® automatic explosives and weapons detection system for aircraft passenger checkpoints to be qualified for sale by the U.S. Transportation Security Administration (TSA) within the next several months. Before the end of the fiscal year we expect to begin shipping units under the Indefinite Delivery Indefinite Quantity (IDIQ) order received from the TSA last October. Concurrently, we anticipate that the KING COBRA system, designed to scan checked and checkpoint baggage at small to mid-sized airports, will be certified within the next several months and production-ready this summer. The XLB™1100 ultra-high-speed, inline checked baggage scanning system is expected to be certified by the TSA several months after the KING COBRA and production-ready in calendar 2009. Subsequent to the end of the quarter we announced an expanded relationship with L-3 Communications, awarding them exclusive worldwide rights to market and service the KING COBRA and the XLB1100 Auto-EDS systems for air carrier checked-baggage applications. With the continuing growth in our medical businesses and the new opportunities in both health and security, I believe we are establishing the foundation for Analogic’s long-term growth as The World Resource for Health and Security Technology.”

Use of Non-GAAP Financial Measures

This presentation includes non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. An explanation and a reconciliation of our non-GAAP measures are provided at the end of this press release.

Conference Call

Analogic will conduct an investor conference call on Thursday, March 6, 2008 at 11:00 a.m. ET to discuss the results for the second quarter and recent developments. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, Passcode 03391. You will then be asked for your name, organization, and telephone number and be connected to the conference. Presentation materials related to quarterly financial information will be posted on the Company’s website at www.analogic.com. To listen to the live audio webcast in listen-only mode, visit www.analogic.com approximately ten minutes before the conference is scheduled to begin.

A telephone digital replay will be available approximately two hours after the call is completed through midnight (ET) Thursday, March 27, 2008. To access the digital replay, dial 1-877-919-4059, or 1-334-323-7226 for international callers. The conference ID number is 13103403.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight (ET) Thursday, March 27, 2008.

For more information on the conference call, visit www.analogic.com, call 978-326-4213, or email proberts@analogic.com.

About Analogic

Analogic Corporation is a leading designer and manufacturer of high-precision health and security imaging equipment sold primarily to Original Equipment Manufacturers. The Company is recognized worldwide for advancing the state of the art in Automatic Explosives Detection, Computed Tomography, Digital Radiography, Ultrasound, Magnetic Resonance Imaging, Patient Monitoring, and Advanced Signal Processing.

Forward-Looking Statements

This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations, or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements (statements that are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company’s periodic reports filed with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent the Company’s views as of March 6, 2008. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 6, 2008.

Consolidated Statements of Operations (GAAP) (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007
Net revenue:
Products	$94,231	$82,562	$179,542	$153,310
Engineering	2,729	3,721	8,244	5,385
Other	2,440	2,075	5,815	5,265

Total net revenue	99,400	88,358	193,601	163,960

Cost of sales:
Products	57,175	50,686	109,224	95,275
Engineering	3,120	3,435	8,576	6,298
Other	1,765	1,595	3,644	3,082
Asset impairment charges	—	—	—	8,625

Total cost of sales	62,060	55,716	121,444	113,280

Gross margin	37,340	32,642	72,157	50,680

Operating expenses:
Research and product development	11,858	12,680	23,040	24,258
Selling and marketing	7,985	7,494	15,787	14,496
General and administrative	9,696	8,451	19,136	17,490
Asset impairment charges	—	—	—	1,080

Total operating expenses	29,539	28,625	57,963	57,324

Income (loss) from operations	7,801	4,017	14,194	(6,644)

Other (income) expense:
Interest income, net	(2,484)	(3,146)	(5,187)	(6,369)
Equity loss in unconsolidated affiliates	—	53	—	131
Other	(421)	(155)	(860)	(33)

Total other (income) expense	(2,905)	(3,248)	(6,047)	(6,271)

Income (loss) before income taxes	10,706	7,265	20,241	(373)
Provision (benefit) for income taxes	3,559	1,845	6,706	(433)

Net income	$7,147	$5,420	$13,535	$60

Net income per share:
Basic	$0.54	$0.39	$1.03	$0.00
Diluted	0.54	0.39	1.02	0.00
Dividends declared per share	$0.10	$0.10	$0.20	$0.20
Shares outstanding:
Basic	13,174	13,866	13,133	13,846
Diluted	13,271	13,982	13,245	13,960

Condensed Consolidated Balance Sheets (GAAP) (in thousands)

	January 31,	July 31,
	2008	2007
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents and marketable securities	$240,511	$228,545
Accounts receivable, net	57,871	58,926
Inventories	58,287	54,413
Other current assets	16,892	23,558

Total current assets	373,561	365,442
Property, plant and equipment, net	83,690	80,482
Other assets	20,663	13,217

Total Assets	$477,914	$459,141

Liabilities and Stockholders’ Equity:
Accounts payable, trade	$20,329	$21,734
Accrued liabilities	23,994	26,570
Advance payments and deferred revenue	10,983	11,517
Accrued income taxes	0	5,507
Total current liabilities	55,306	65,328

Other long-term liabilities	7,046	—
Deferred income taxes	711	456

Total long-term liabilities	7,757	456

Stockholders’ equity	414,851	393,357

Total Liabilities and Stockholders’ Equity	$477,914	$459,141

UNAUDITED SUPPLEMENTAL INFORMATION — RECONCILIATION OF GAAP TO NON-GAAP MEASURES

The Company provides non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other (income) expense, non-GAAP income before taxes, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company’s operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Share-based compensation expense. The Company incurs expense related to share-based compensation included in its GAAP presentation of cost of sales, research and development, selling and marketing, general and administrative expense. Although share-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates, the expected term and forfeiture rates of the awards. In accordance with SFAS No. 123R, share-based compensation expense is calculated as of the grant date of each share-based award, and generally cannot be changed or influenced by management after the grant date. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent between periods and allows comparisons of the Company’s operating results to those of other companies that disclose non-GAAP financial measures that exclude share-based compensation.

Executive transition expenses. In November 2006, John W. Wood Jr. resigned as President of the Company and was temporarily replaced by Bernard M. Gordon, who was appointed as our Executive Chairman, in which capacity he served as both our principal executive officer and Chairman of the Board. James W. Green was appointed as our President and CEO on May 21, 2007, replacing Mr. Gordon as our principal executive officer. Since his arrival Mr. Green has made and is continuing to make a number of changes in the senior leadership team reporting to him. As such, the Company has incurred charges for severance, executive search, relocation and other related expenses. Management believes these charges should be excluded from the non-GAAP results because they are one-time items not associated with the ongoing operations of the business.

Acquisition related expenses. The Company incurs amortization of intangibles and other expenses related to acquisitions it has made in recent years. The intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses.

Asset impairment charges. As a result of continuing losses in its Digital Radiography business and the related business outlook, the Company evaluated the net realizability of all of the related assets at October 31, 2006. As a result, the Company recorded an asset impairment charge of $9,705,000 associated with the write-down of the Company’s Digital Radiography system business assets to their estimated fair values as a group based upon the present value of estimated future cash flows of the business. Of the $9,705,000 asset impairment charges, $8,625,000 was recorded to cost of sales and $1,080,000 was recorded to operating expenses. Management believes these charges should be excluded from the non-GAAP results because they are one-time items not associated with the ongoing operations of the business.

Gain on sale of investments and other. During the three months ended October 31, 2007, the Company received $84,000 as an initial escrow payment related to the Q4 2007 sale of its interest in Bio-Imaging Research, which it recorded as other income. On November 1, 2006, the Company sold certain assets of SKY and its obligation to service sold products for a purchase price of $405,000. The $405,000 includes $225,000 in cash paid at closing, $150,000 in cash paid after the closing for additional inventory, and the assumption of $30,000 in liabilities. The Company recorded a gain of $205,000 from the sale in the three and six months ended January 31, 2007. On December 7, 2007, the Company received $555,000 from its insurance company as reimbursement for legal fees incurred in relation to an indemnification matter related to the Company’s sale of its wholly-owned subsidiary Camtronics Medical Systems, Ltd. in November 2005. The $555,000 gain was recorded as other income during the three months and six months ended January 31, 2008. These gains have been presented as a non-GAAP item for that period.

Adjustments for related tax impact. Finally, for purposes of calculating non-GAAP net income and non-GAAP diluted earnings (losses) per share, management adjusts the provision (benefit) for income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on the Company’s income tax provision (benefit).

Management excludes the above described expenses and their related tax impact in evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making.

These non-GAAP financial measures have not been prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Further, these non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

The following table reconciles the non-GAAP financial measures to their most directly comparable GAAP financial measures.

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007

GAAP Gross Margin	$37,340	$32,642	$72,157	$50,680
Share-based compensation	67	35	95	79
Asset impairment charges	—	—	—	8,625

Non-GAAP Gross Margin	$37,407	$32,677	$72,252	$59,384

Percent of Total Revenue	37.6%	37.0%	37.3%	36.2%
GAAP Operating Expenses	$29,539	$28,625	$57,963	$57,324
Share-based compensation	(1,004)	(99)	(1,372)	(703)
Executive transition	(426)	(230)	(844)	(375)
Acquisition related expense	—	(357)	(327)	(714)
Asset impairment charges	—	—	—	(1,080)

Non-GAAP Operating Expenses	28,109	27,939	55,420	54,452

Percent of Total Revenue	28.3%	31.6%	28.6%	33.2%
GAAP Other (income)	$(2,905)	$(3,248)	$(6,047)	$(6,271)
Gain on sale of investments and other	555	205	639	205

Non-GAAP Other (income) expense	(2,350)	(3,043)	(5,408)	(6,066)

GAAP Income (Loss) Before Income Taxes	$10,706	$7,265	$20,241	$(373)
Share-based compensation	1,071	134	1,467	782
Executive transition	426	230	844	375
Acquisition related expense	—	357	327	714
Asset impairment charges	—	—	—	9,705
(Gain) on sale of investments and other	(555)	(205)	(639)	(205)

Non-GAAP Income Before Income Taxes	11,648	7,781	22,240	10,998

Percent of Total Revenue	11.7%	8.8%	11.5%	6.7%
GAAP Net Income	$7,147	$5,420	$13,535	$60
Share-based compensation	765	94	1,019	571
Executive transition	269	145	533	263
Acquisition related expense	—	225	206	450
Asset impairment charges	—	—	—	6,156
(Gain) loss on sale of investments and other	(350)	565	(403)	565
Non-GAAP Net Income	7,831	6,449	14,890	8,065

Percent of Total Revenue	7.9%	7.3%	7.7%	4.9%
GAAP Diluted EPS	$0.54	$0.39	$1.02	$0.00
Effect of non-GAAP adjustments	0.05	0.07	0.10	0.58

Non-GAAP Diluted EPS	$0.59	$0.46	$1.12	$0.58